Exhibit (p)

Code of Ethics

Amended and Restated: October 1, 2009

Last Updated: January 2017

Table of Contents

Overview and Scope	1

I. Statement of General Fiduciary Principles	1

II. Definitions	2

III. Personal Securities Transactions	4

A. Preclearance Requests	4

B. Transactions Exempt from Preclearance	4

C. Managed Accounts	5

IV. Restrictions	5

A. Blackout Periods	5

1. Real Estate Securities	5

2. Non-Real Estate Securities	5

B. Holding Period	6

C. Excessive Trading	7

D. Initial Public Offerings	7

E. Private Placements	7

F. Cohen & Steers Closed-End Funds	7

G. Cohen & Steers Open-End Funds	8

H. Prohibition on Accepting Gifts	8

I. Investment Clubs	8

J. Outside Directorships	8

V. Reporting	8

A. Initial Holdings Reports	8

B. Quarterly Transaction Reports	9

C. Annual Holdings Reports	10

D. Compliance Review	10

E. Exception	10

F. Annual Certification	10

G. Independent Directors	10

H. Confidentiality	11

I. Disclaimer	11

VI. Administration of the Code of Ethics	11

A. Use of Preferred Brokers	11

B. Duplicate Confirms and Statements	11

C. Exemptions from the Code	12

D. Fund Board of Directors Reporting and Approval	12

E. Violations and Sanctions	12

F. Acknowledgments	13

G. Records	13

Appendix A: Reportable Funds	A-1

Overview and Scope

The Cohen & Steers Code of Ethics (the “Code”) applies to Cohen & Steers, Inc. as well as any of its current or future subsidiaries and affiliates (collectively, “Cohen & Steers”) and the Cohen & Steers U.S. registered investment companies and the provisions of this Code apply to all Cohen & Steers employees, wherever located. In certain non-U.S. countries, local laws or customs may impose requirements in addition to the Code. This Code does not apply to directors of Cohen & Steers who are not also Cohen & Steers employees but sections of this Code do apply to the independent directors of the Cohen & Steers U.S. registered investment companies.

The Code is structured as follows:

●	Section I contains a statement of general fiduciary principles
●	Section II defines certain terms used in the Code
●	Section III describes the preclearance requirements for personal securities transactions, among other things
●	Section IV details the limitations and restrictions imposed by the Code
●	Section V describes the reporting requirements under the Code
●	Section VI details the administration and procedural requirements of the Code

I.	Statement of General Fiduciary Principles

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

●	The interests of clients must be placed first at all times;
●	All personal securities transactions must be conducted in a manner that is consistent with the Code and in a way to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
●	Individuals must not take advantage of their own positions at Cohen & Steers to misappropriate investment opportunities from clients; and
●	Individuals must comply with the applicable federal securities laws.[1]

When making personal investment decisions, all employees must exercise extreme care to avoid violating the prohibitions of this Code. Furthermore, employees should conduct their personal investing in such a manner that will minimize the employee’s time and attention that are devoted to personal investments at the expense of time and attention that should be devoted to duties at Cohen & Steers.

1 For purposes of this Code, “applicable federal securities laws” is defined as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act of 1970 as it applies to funds and investment advisors, any rules adopted thereunder by the SEC or the Department of the Treasury, and any applicable local legislation, including the rules and regulations of the United Kingdom Financial Conduct Authority, the rules and regulations of the Financial Services Agency of Japan and the rules and regulations of the Hong Kong Securities and Futures Commission.

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It is not possible for this policy to address every situation involving Cohen & Steers employees’ personal trading. The CCO in consultation with the Cohen & Steers Executive Committee is charged with oversight and interpretation of this Code in a manner considered fair and equitable, with a view in all cases of placing Cohen & Steers clients’ interests first. Technical compliance with the Code will not insulate an employee from scrutiny of, or sanctions for, employee abuses of his or her position, fiduciary duty or securities transactions which may potentially conflict with any client of Cohen & Steers.

II. Definitions

A.	“Access Person” means any employee, director, officer, general partner of Cohen & Steers Capital Management, Inc. or its affiliated investment advisors. All employees are considered Access Persons.

B.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are automatically made in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

D.	“Board of Directors” shall mean the directors of the Funds.

E.	“Chief Compliance Officer” shall mean the Chief Compliance Officer (“CCO”) of Cohen & Steers Capital Management, Inc. and the Cohen & Steers Funds.

F.	“Code” shall mean this Code of Ethics.

G.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

H.	“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act. This definition includes, but is not limited to, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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Covered Security shall not include the following:

1.	Direct obligations of the government of the United States or any other sovereign country or supra-national agency; and

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments[2], including repurchase agreements; and

3.	Shares issued by an open-end registered investment company, including Cohen & Steers open-end investment companies, other than shares of Exchange Traded Funds.

I.	“Exchange Traded Fund” or “ETF” is a security that tracks an index and represents a basket of stocks or bonds like an index fund, but trades like a stock on an exchange. This definition also includes Exchange Traded Notes or “ETN”s.

J.	“Executive Committee” shall mean the Executive Committee of Cohen & Steers, Inc.

K.	“Fund” or “Funds” mean the U.S. registered Cohen & Steers open and closed-end investment companies.

L.	“Independent Director” means a director of the Funds who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under Section V of this Code solely by reason of being a director of the Funds.

M.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

N.	“Investment Personnel” refers to any employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of client accounts. Investment Personnel include portfolio managers and analysts but does not include traders.

O.	“Personal Trading System” or “PTA” means the automated personal trading system used by Cohen & Steers for administration of this Code. All employees receive a username and password at the start of their employment with the firm.

P.	“Private Placement” means a security offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement you must consult with the Compliance Department).

2 High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

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Q.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

R.	“Real Estate Security” means any security of a company that derives at least 50% of its revenues from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate, or has at least 50% of its assets in such real estate.

S.	“Reportable Fund” means any open-end fund for which Cohen & Steers acts as investment advisor or subadvisor or principal underwriter. See Appendix A for a list of Reportable Funds.

T.	“Reportable Security” means any Covered Security and Reportable Fund.

III.	Personal Securities Transactions

A.   Preclearance Requests

Except as specifically exempted in this section, all Access Persons must obtain preclearance approval before effecting a personal transaction in any Covered Security , including closed-end funds and ETFs. For U.S. employees, clearance for personal securities transactions will be in effect only for the day of approval. For non-U.S. employees clearance for personal securities transactions will be in effect for the day of approval plus the following business day.

In order to obtain preclearance, an Access Person must complete a preclearance request using PTA whenever possible on the day they intend to trade. Preclearances may be denied for any reason. An Access Person is not entitled to receive an explanation or reason if their preclearance request is denied.

B.   Transactions Exempt from Preclearance

Preclearance approval is not required for the below list of transactions:

●	Purchases or sales of a security that is not a Covered Security.

●	Purchases or sales that are not volitional.

●	Purchases or sales which are part of an Automatic Investment Plan that has been disclosed to the Compliance Department in advance.

●	Trades in an account where investment discretion is delegated to an independent third party (see Managed Accounts below).

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C.   Managed Accounts

Transactions in personal accounts for which an Access Person does not have direct or indirect influence or control (e.g. a professionally managed account over which the Access Person has authorized complete discretion) are not subject to the preclearance requirements of the Code. Such accounts are referred to as discretionary or managed accounts.

If an Access Person has beneficial interest in an account but does not have direct or indirect influence or control, the Access Person must provide the Compliance Department with written confirmation of the Access Person’s lack of direct or indirect influence or control over the account. For most managed accounts a copy of the relevant agreement with the person who does control the account (e.g., trustee or discretionary third-party manager) will be required.

Upon approval from the CCO or a designee, transactions in such accounts will not require preclearance or be subject to the restrictions in Section IV below. The Compliance Department will periodically require Access Persons to confirm the status of their accounts over which the Access Person does not have direct or indirect influence or control.

IV.	Restrictions

Preclearance requests will be denied under the circumstances described below. Please note that the following restrictions are equally applied to the Covered Security and to instruments related to the Covered Security. A related instrument is any security or instrument that gives the right to acquire additional units of the Covered Security including options, rights, warrants, and instruments otherwise convertible into the Covered Security, or any other instrument derived from a Covered security (e.g. OTC options) regardless of issuer.

A.   Blackout Periods

1.	Real Estate Securities

No Access Person shall purchase or sell any Real Estate Security (as defined in Section II ) except that an Access Person may invest in shares of open-end funds, closed-end funds and ETFs that invest in Real Estate Securities, subject to the applicable preclearance and reporting requirements of this Code.

2.	Non-Real Estate Securities

a.	No Access Person shall execute any securities transaction on a day during which any client has a pending buy or sell order in that same security unless clearance was granted prior to the initiation of the order or until that order is executed or withdrawn.

b.	Investment Personnel are prohibited from trading a security in a personal account that is in the investment universe of the strategy in which they specialize. Generally the investment universe includes securities in the

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relevant benchmarks and may also include some out of benchmark securities, and any security held in a client account in the past three (3) years. Investment Personnel on the Large Cap Value team will be permitted to invest in securities in their benchmark(s) with a market capitalization below a threshold determined by Cohen & Steers to be outside of the investment universe of the strategy.

B.     Holding Period

All Access Persons are prohibited from profiting from the purchase and sale or the sale and purchase of the same security (or equivalent) within thirty (30) calendar days. Any profits realized from the purchase and sale or the sale and purchase of the same security (or equivalent) within the thirty day restriction period shall be disgorged. Transactions that would result in a loss are not subject to the 30-day holding period.

The holding period is calculated using FIFO (first-in-first out) and therefore the holding period rule is violated if there is a profit when:

●	The first purchase(s) during the timeframe are followed by a sale at a higher price, or
●	The first sale(s) during the timeframe are followed by a purchase at a lower price

The price is calculated by looking at the price of the earliest opposite-side transactions during the thirty day period.

FIFO Example:

If an employee purchased 100 shares of XYZ on March 1 and 100 more on March 15, on April 1 the employee would be permitted to sell at a profit only 100 shares. She/he would have to wait until April 15 to sell the additional 100 shares at a profit.

Certain limited exceptions to this holding period are available on a case-by-case basis and must be approved by the CCO or a designee prior to execution. Exceptions to this policy include, but are not limited to, hardships and extended disability. Non-volitional trades such as automatic investment and withdrawal programs and automatic rebalancing are permitted transactions under this policy.

The 30-day holding period also applies to transactions in Cohen & Steers Open-End Funds. However, the holding period does not apply to shares acquired through an Automatic Investment Plan and Access Persons will be permitted to fully redeem a Cohen & Steers Open-End Fund in their 401K account as long as any transaction in the previous thirty (30) days was an automated pay-period contribution.

Officers and directors of the Cohen & Steers’ closed-end funds are subject to additional holding periods as set forth in Section IV.F below and the Cohen & Steers Inside Information Policy.

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C.     Excessive Trading

Excessive or inappropriate trading is prohibited. The Compliance Department monitors all employees’ trading and provides periodic reports to the Executive Committee regarding the volume and nature of employee transactions. A pattern of excessive trading may lead to disciplinary action under the Code up to and including termination.

D.     Initial Public Offerings

All Access Persons are prohibited from purchasing equity securities in an initial public offering. The purchase of corporate bonds at the time of issuance is allowed upon receipt of preclearance.

E.     Private Placements

Access Persons must obtain prior approval from the CCO or a designee before directly or indirectly acquiring Beneficial Ownership in a Private Placement. The CCO or designee may consult a member of the Executive Committee and other appropriate parties in evaluating the request. To request prior approval, Access Persons must provide the CCO or designee with a completed Private Placement Approval Request form and sufficient supporting documentation. The Private Placement Approval Request form is available on the Cohen & Steers public shared drive or can be requested from a member of the Compliance Department.

If the request is approved, the Access Person must report the trade on the Quarterly Transaction Report and report the investment on the Annual Holdings report (see Section V). Subsequent investments in same Private Placement must also be preapproved and reported.

F.     Cohen & Steers Closed-End Funds

Additional restrictions regarding the closed-end funds managed by Cohen & Steers, in order to ensure no improper trading takes place, include:

1.	Holding Period: Directors and officers of the Cohen & Steers closed-end Funds are prohibited by the federal securities laws from selling shares of these Funds within six months of purchasing them, or purchasing shares of these Funds within six months of selling them, and must file forms promptly with the SEC regarding their transactions in shares of these Funds. Any violation of this six-month holding period will require disgorgement of any profits.[3]

2.	Blackout Periods: Independent Directors and Access Persons may not purchase or sell shares of the Cohen & Steers closed-end Funds on certain days prior to board meetings and dividend declarations.

a.	For Independent Directors, the blackout period begins on the date of receipt of information pertaining to quarterly dividend declarations and ends with the public announcement of dividends declared in a formal press

3 Pursuant to Section 16 of the Securities Exchange Act of 1934, the holding period for the closed-end funds is calculated using LIFO (“last in-first out”) whereas the holding period in Section IV.B above is calculated using FIFO.

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release. Independent Directors may be further restricted after the dividend declaration press release through the end of the board meeting in the event information in their possession related to the upcoming meeting is material and non-public.

b.	For Access Persons, the blackout period customarily begins three (3) weeks prior to the quarterly board meeting but shall commence when internal dividend discussions become material. The blackout period may but will not always end after the press release announcing dividend declarations for the closed-end funds. Employees may be further restricted from trading between the announcement of dividends and the completion of the quarterly board meeting if material and non-public items are on the agenda for that meeting.

c.	The CCO or General Counsel may impose additional blackout periods for trading in the closed-end funds as necessary.

G.     Cohen & Steers Open-End Funds

All Access Persons are subject to the same frequent trading policies that apply to the shareholders of the Cohen & Steers open-end funds. As such, no Access Person or Independent Director may make more than two (2) round trips in a sixty (60) calendar day period. A round trip is defined by a purchase and sale/exchange of shares of the same fund.

H.     Prohibition on Accepting Gifts

No Access Person shall give or receive any gift in violation of the Cohen & Steers Gifts and Entertainment Policy and Procedures, which permit gifts valued cumulatively at $100 or less per person per calendar year. Additional restrictions are set forth in the Cohen & Steers Gifts and Entertainment Policy.

I.     Investment Clubs

Employee participation in Investment Clubs is permitted but all Investment Club transactions are subject to the restrictions and reporting requirements in this Code.

J.     Outside Directorships

No Access Person shall serve on the board of directors of a publicly traded company unless approved in advance by the Executive Committee This authorization will be provided only if the Executive Committee concludes that service on the board would not be inconsistent with the interests of Cohen & Steers’ clients. Access Persons who have received this approval shall not trade for a client or their own account in the securities of the company while in possession of material, non-public information. Outside business activities, other than service on a board of a publicly traded company, are addressed in the Cohen & Steers Conflicts of Interest Policy.

V.	Reporting

A.   Initial Holdings Reports

Within 10 days of the commencement of employment with Cohen & Steers, each Access Person must provide the Compliance Department with a statement of all Reportable

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Securities and brokerage accounts as set forth in the Initial Holdings Report. The Initial Holdings Report form will be provided to the Access Person upon the commencement of employment and is available on the Cohen & Steers public shared drive, or can be requested from a member of the Compliance Department. More specifically, each Access Person must provide the following information:

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report.

B.   Quarterly Transaction Reports

Within 30 days after the end of a calendar quarter, all Access Persons must report the following information:

1.	With respect to transactions during the quarter in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the Access Person submits the report.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

●	the name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date the Access Persons submits the report.

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Quarterly transactions are uploaded into the PTA system throughout the quarter. At the end of the quarter, all Access Persons must review their transactions in PTA and complete a certification on PTA or through comparable means.

C.   Annual Holdings Reports

Annually, all Access Persons must report the following information (which must be current as of a date no more than 45 days before the report is submitted):

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report.

Each Access Person shall submit an Annual Holdings Report through the PTA reporting system or an equivalent format within 45 days after the beginning of each calendar year.

D.   Compliance Review

The CCO or a designee shall be responsible for reviewing the reports made pursuant to this section.

E.   Exception

An Access Person need not make a report under this section with respect to securities held in any account over which that person had no direct or indirect influence or control.

F.   Annual Certification

Each Access Person must certify annually within sixty (60) days of year-end that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of the Code.

G.   Independent Directors

An Independent Director shall report transactions in Reportable Securities only if the director knew or, in the ordinary course of fulfilling his or her official duties as a director should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), such security was purchased or sold, or was being considered for purchase or sale, by any Cohen & Steers client.

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The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any Fund’s portfolio holdings, market considerations, or any Fund’s investment policies, objectives and restrictions.

Independent Directors need not provide an Initial or Annual Holdings Report and they are not subject to the restrictions in Section IV other than F and G.

H.   Confidentiality

All reports of securities transactions and any other information filed with the Compliance Department pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of Cohen & Steers) any information regarding securities transactions made or being considered by or on behalf of any client account.

I.   Disclaimer

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

VI.	Administration of the Code of Ethics

A.   Use of Preferred Brokers

All Access Persons are strongly encouraged to maintain their personal trading accounts at, and execute all transactions in Covered Securities through, one or more brokers that provide automated feeds to the PTA system. Accounts with brokers who provide account information to PTA electronically may be more accurate and require less reconciliation for the Access Person at certification time. The Compliance Department maintains the list of such brokers.

B.   Duplicate Confirms and Statements

All Access Persons must require their brokers to supply to the Compliance Department on a timely basis duplicate confirmations of all personal securities transactions. When possible, the duplicate confirmation requirement will be satisfied by electronic feed directly from the brokers to PTA.

If under local market practice, brokers are restricted by law from delivering duplicate confirmations to the Compliance Department, it is the Access Person’s responsibility to provide promptly to the Compliance Department with a duplicate confirmation (either a photocopy, fax or PDF) for each trade. If a broker is unwilling to deliver duplicate confirmations for any other reason, the employee will not be permitted to maintain an account with that broker.

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C.   Exemptions from the Code

In cases of hardship, the CCO, the General Counsel or their respective designees can grant exemptions from the personal trading restrictions in this Code. The decision will be based on a determination that a hardship exists and the transaction for which an exemption is requested would not result in a conflict with Cohen & Steers clients’ interests. Other factors that may be considered include: the size and holding period of the Access Person’s position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security and other relevant factors.

Any Access Persons seeking an exemption should submit a written request setting forth the nature of the hardship along with any pertinent facts and reasons why the Access Person believes the exemption should be granted. Access Persons are cautioned that exemptions are exceptions and repetitive requests for exemptions by an Access Person are not likely to be granted.

Records of the approval of exemptions and the reasons for granting the exemptions will be maintained by the Compliance Department.

D.   Fund Board of Directors Reporting and Approval

The Board of Directors of each Fund, as applicable, including a majority of the Independent Directors, must approve this Code and any material changes to it. This approval shall be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act or any other applicable rules and regulations,. In connection with this approval, Cohen & Steers shall provide a certification to the Board that Cohen & Steers and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

No less frequently than annually, Cohen & Steers shall furnish to the Board of Directors, and the Board of Directors must consider, a written report that:

(1)	Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violations; and

(2)	Certifies that the Funds and Cohen & Steers have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

E.   Violations and Sanctions

Access Persons must report any violations or potential violations of this Code promptly to the CCO or another member of the Compliance Department. This policy forbids any form of intimidation or retaliation against an Access Person for fulfilling this obligation. Retaliation against an Access Person who reports a Code violation is in itself a violation of the Code.

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Upon discovering a violation of this Code, Cohen & Steers may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure, suspension or termination of the employment of the violator.

F.   Acknowledgments

Each Access Person must be provided with a copy of this Code and any amendments. In addition, each Access Person must provide the Compliance Department with a written (or electronic) acknowledgment of their receipt of the Code and any amendments.

G.   Records

The Compliance Department shall maintain records4 in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 of the Investment Company Act and Rule 204-2 the Investment Advisers Act of 1940, or under no-action letters or interpretations under these rules, and shall be available for examination by the SEC or any representatives of the SEC.

●	A copy of this Code of Ethics shall be preserved in an easily accessible place (including for five (5) years after this Code of Ethics is no longer in effect).

●	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

●	A copy of each report, including annual reports to the Fund Board of Directors, and any information provided in lieu of a report, made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place.

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO (if an exception is made) or Private Placement shall be preserved in an easily accessible place for a period of not less than five (5) years after the end of the fiscal year in which the approval is granted.

●	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports or are responsible for reviewing these reports, pursuant to this Code of Ethics shall be maintained in an easily accessible place.

●	A record of all written acknowledgments for each Access Person who is currently, or within the past five years was, an Access Person of the investment advisor.

4 For Funds, records shall be maintained at the Funds’ principal place of business. For advisors, records shall be maintained at an appropriate office of the investment advisor.

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Appendix A

Reportable Funds

As of January 1, 2016*

Cohen & Steers Open-End Funds

Cohen & Steers Realty Shares

Cohen & Steers Real Estate Securities Fund

Cohen & Steers Global Infrastructure Fund

Cohen & Steers Global Realty Shares

Cohen & Steers International Realty Fund

Cohen & Steers Institutional Global Realty Shares

Cohen & Steers Dividend Value Fund

Cohen & Steers Institutional Realty Shares

Cohen & Steers Preferred Securities and Income Fund

Cohen & Steers Real Assets Fund

Cohen & Steers Active Commodities Strategy Fund

Cohen & Steers MLP & Energy Opportunity Fund

Cohen & Steers Low Duration Preferred and Income Fund

Cohen & Steers Sub-Advised Funds

AST Cohen & Steers Realty Fund

Penn Series Real Estate Securities Fund

Russell Investment Company Global Infrastructure Fund

Russell Investment Company Real Estate Securities Fund-International

Russell Investment Fund Real Estate Securities Fund-International

Russell Investment Company - Russell Multi-Strategy Income Fund

SunAmerica Income Explorer Fund

SEI Multi-Asset Real Return Fund

SEI Multi-Asset Inflation Managed Fund

* In addition to the list above, Reportable Funds include any future open-end investment companies advised or subadvised by Cohen & Steers.

A-1